FOR IMMEDIATE RELEASE:                        Stanley Furniture Company, Inc.
April 14, 2008                                                     Investor Contact:  Douglas I. Payne        (276) 627-2157
                           Media Contact:      Robin Campbell          (276) 627-2245

STANLEY FURNITURE ANNOUNCES
 FIRST QUARTER 2008 OPERATING RESULTS

STANLEYTOWN, VA, April 14, 2008/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the first quarter of 2008.  Sales and earnings were within management’s guidance range provided in January 2008.

Net sales of $62.5 million decreased 16.7% from the first quarter of 2007. Earnings per share of $.10 includes $.02 for charges related to the previously announced manufacturing consolidation and compares to $.15 in the prior year quarter.

Operating income declined to $2.3 million, or 3.6% of net sales, excluding restructuring charges of $0.2 million related to the consolidation of manufacturing operations.  This compares to operating income of $3.1 million, or 4.1% of net sales, in the first quarter of 2007. The decrease in operating income and margin resulted primarily from lower sales and production levels.  Higher raw materials cost and other inflationary cost increases were offset by higher average selling prices.

Cash flow from operations was used to pay cash dividends of $1.0 million and increase cash on hand by $0.5 million during the first quarter of 2008.  Working capital, excluding cash and current maturities of long-term debt, decreased to $62.7 million at the end of the first quarter of 2008 compared to $66.8 million at the end of the first quarter of 2007 primarily due to a decrease in accounts receivable and inventories reflecting lower sales.  Approximately $19.0 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

Business Outlook

“Business conditions were about as anticipated for the first two months of the quarter”, commented Jeffrey R. Scheffer, President and Chief Executive Officer.  “However, based on our customer order trends, it appears that consumer demand  became noticeably weaker starting around the middle of March as consumer confidence hit a five year low and the weakness which began in housing  and related areas appears to be spreading to other sectors of the economy. Consequently, we have lowered our 2008 sales and earnings guidance as set forth below.”

“Despite the most challenging environment our industry has experienced in perhaps a generation, we remain profitable and have a strong financial position.  I am confident we have a mission that differentiates us from the competition, a strategy that provides for profitable growth, and an enthusiastic and engaged management team that is preparing the Company for the eventual upturn in business,” concluded Scheffer.

Management offers the following guidance.  This guidance excludes any potential receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

Total year 2008 guidance:

·	Net sales are expected to be in the range of $233 million to $243 million, compared to $282.8 million in 2007.
·	Operating income is expected to be in the range of $6 million to $8 million (excluding a pre-tax charge to earnings of $1.0 million for the manufacturing consolidation).
·
Earnings per share is expected to be in the range of $.27 to $.38 per share (excluding a charge to earnings of $.07 for the manufacturing consolidation) compared to $.54 (excluding pension plan termination and restructuring charges of $.65 and CDSOA income of $.66) for 2007.

Second quarter ending June 28, 2008 guidance:

·	Net sales are expected to be in the range of $54 million to $58 million, compared to sales of $67.7 million in the second quarter of 2007.
·	Operating income is expected to be in the range of $0.6 million to $1.3 million (excluding a pre-tax charge to earnings of $0.2 million for the manufacturing consolidation).
·
Earnings per share is expected to be in the range of a loss of $.01 to earnings of $.04 per share (excluding a restructuring charge of about $.01) compared to $.20 (excluding the pension plan termination charge of $.42) in the second quarter of 2007.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Manufacturing facilities are located in Stanleytown, Va. and Robbinsville and Lexington, N.C.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, April 15, 2008 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through April 25, 2008) is (877) 660-6853, the account reference number is 275 and the conference number is 278344.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, business failures or loss of large customers, manufacturing realignment, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental compliance costs, and extended business interruption at manufacturing facilities.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Mar. 29,	Mar. 31,
	2008	2007

Net sales	$62,534	$75,108

Cost of sales	51,714	61,614

Gross profit	10,820	13,494

Selling, general and administrative expenses	8,770	10,415

Operating income	2,050	3,079

Other income (expense), net	72	(68)
Interest income	205	27
Interest expense	919	517
Income before income taxes	1,408	2,521

Income taxes	359	845
Net income	$1,049	$1,676

Diluted earnings per share	$0.10	$0.15

Weighted average number of shares	10,354	10,994

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Reconciliation of operating income
as reported to operating income
adjusted:

Operating income as reported	$2,050	$3,079
Restructuring charge	220
Operating income as adjusted	$2,270	$3,079

Percentage of net sales:
Operating income as reported	3.3%	4.1%
Restructuring charge	0.3%
Operating income as adjusted	3.6%	4.1%

Reconciliation of net income as
reported to net income adjusted:

Net income as reported	$1,049	$1,676
Restructuring charge	164
Net income as adjusted	$1,213	$1,676

Reconciliation of Earnings per share
(EPS) as reported to Earnings per
share adjusted:

EPS as reported	$0.10	$0.15
Restructuring charge	0.02
EPS as adjusted	$0.12	$0.15

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	March 29,	March 31,	Dec 31,
	2008	2007	2007

Assets
Current assets:
Cash	$ 32,169	$ 2,332	$ 31,648
Accounts receivable, net	28,545	35,314	25,393
Inventories	53,286	56,267	58,086
Prepaid expenses and other current assets	1,561	925	1,767
Deferred income taxes	3,376	3,817	3,381

Total current assets	118,937	98,655	120,275

Property, plant and equipment, net	42,614	48,571	43,898
Goodwill	9,072	9,072	9,072
Other assets	101	223	486

Total assets	$170,724	$156,521	$173,731

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$ 1,428	$ 2,857	$ 1,428
Accounts payable	13,571	17,053	16,106
Accrued expenses	10,479	12,431	10,889

Total current liabilities	25,478	32,341	28,423

Long-term debt	29,286	5,714	29,286
Deferred income taxes	4,597	7,257	4,824
Other long-term liabilities	8,334	7,976	8,347

Stockholders' equity	103,029	103,233	102,851

Total liabilities and stockholders' equity	$170,724	$156,521	$173,731

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$ 59,335	$ 72,016
Cash paid to suppliers and employees	(55,300)	(66,003)
Interest received	196	16
Income taxes paid, net	(2,595)	(511)
Net cash provided by operating activities	1,636	5,518

Cash flows from investing activities:
Capital expenditures	(82)	(1,126)
Net cash used by investing activities	(82)	(1,126)

Cash flows from financing activities:
Purchase and retirement of common stock		(7,252)
Dividends paid	(1,033)	(1,077)
Net cash used by financing activities	(1,033)	(8,329)

Net increase (decrease) in cash	521	(3,937)
Cash at beginning of period	31,648	6,269

Cash at end of period	$ 32,169	$ 2,332